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                                                                   EXHIBIT 10.33

      As previously reported on a Current Report on Form 8-K dated February 12, 2007, on February 6, 2007, the Compensation Committee of the Board of Directors of Color Kinetics Incorporated (the "Company") adopted and approved the 2007 Senior Management Bonus Plans (the "2007 Bonus Plans"). The 2007 Bonus Plans supersede and replace the 2005 Senior Management Bonus Plans, as amended on January 3, 2007.

      The following is a summary of the material features of the 2007 Bonus
Plans:

CHIEF EXECUTIVE OFFICER PLAN

      The Chief Executive Officer (the "CEO") is assigned the bonus target ("Bonus Target") of $275,000.

      The actual amount of the CEO's bonus is based on the following performance measures: (i) the Company's achievement of its adjusted operating income goal for 2007 as set forth in the Company's 2007 Operating Plan (the "AOI Goal") and
(ii) the Company's achievement of a top line revenue goal for 2007 as set forth in the Company's 2007 Operating Plan (the "Revenue Goal"). The CEO will receive 40% of his Bonus Target based upon the Company's achievement of the AOI Goal and 60% of his Bonus Target based upon the Company's achievement of its Revenue Goal.

      Achievement of at least 85% of the AOI Goal is required for any payment of the portion of the CEO's bonus that is based on achievement by the Company of the AOI Goal. The percent of payment is determined by the percent of the AOI Goal that is achieved by the Company, beginning at 25% if the Company achieves 85% of the AOI Goal and increasing according to the percent achieved to up to 110% if the Company achieves 110% or more of the AOI Goal.

      Achievement of at least 91% of the Revenue Goal is required for any payment of the portion of the CEO's bonus that is based on achievement by the Company of its Revenue Goal. The percent of payment is determined by the percent of the Revenue Goal that is achieved by the Company, beginning at 70% if the Company achieves 91% of the Revenue Goal and increasing according to the percent achieved to up to 250% if the Company achieves 113% or more of the Revenue Goal.

OTHER EXECUTIVE OFFICER PLAN

      Each of the other Executive Officers ("Other Executive Officers") is assigned a Bonus Target equal to a specified percentage of each Other Executive Officer's base salary as follows:

Officer                           Title               Bonus Target
-------------------      -----------------------      ------------
Ihor Lys                 Chief Scientist                  50%
David Johnson            Chief Financial Officer          50%
Jeffrey Cassis           Chief Operating Officer          27%
Frederick M. Morgan      Chief Technical Officer          40%

      The actual amount of each Other Executive Officer's bonus is based on the following performance measures: (i) the Company's achievement of its AOI Goal;
(ii) the Company's achievement of its Revenue Goal; and (iii) each Other Executive Officer's overall performance based on the achievement of certain goals and objectives set by each individual's manager (the "MBO Goal"). The Chief Operating Officer and the Chief Technology Officer will receive 40% of their Bonus Target based upon the Company's achievement of the AOI Goal, 40% of their Bonus Target based upon the Company's achievement of the Revenue Goal and 20% of their Bonus Target based upon the individual's achievement of his MBO Goal. The Chief Scientist will receive 20% of his Bonus Target based upon the Company's achievement of the AOI Goal, 20% of his Bonus Target based upon the Company's achievement of the Revenue Goal and 60% of his Bonus Target based upon his achievement of his MBO Goal. The Chief Financial Officer will receive 40% of his Bonus Target based upon the Company's achievement of the AOI Goal, 50% of his Bonus Target based upon the Company's achievement of the Revenue Goal and 10% of his Bonus Target based upon his achievement of his MBO Goal.


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      Achievement of at least 85% of the AOI Goal is required for any payment of the portion of the Other Executive Officers' bonuses that is based on achievement by the Company of the AOI Goal. The percent of payment is determined by the percent of the AOI Goal that is achieved by the Company, beginning at 25% if the Company achieves 85% of the AOI Goal and increasing according to the percent achieved to up to 110% if the Company achieves 110% or more of the AOI Goal.

      Achievement of at least 91% of the Revenue Goal is required for any payment of the portion of the Other Executive Officers' bonuses that is based on achievement by the Company of its Revenue Goal. The percent of payment is determined by the percent of the Revenue Goal that is achieved by the Company, beginning at 70% if the Company achieves 91% of the Revenue Goal and increasing according to the percent achieved to up to 250% if the Company achieves 113% or more of the Revenue Goal.

      Achievement of at least 80% of his MBO Goal is required for any payment of the portion of any individual Other Executive Officers' bonus that is based on achievement by the individual of his MBO Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of his MBO Goal achieved up to 120%.

                                                                      Schedule A

                             RULES OF IMPLEMENTATION

      1.    Plan Administration

            a. The 2007 Senior Management Bonus Plans (the "Plans") shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the terms of the Plan, the Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described herein.

            b. The Committee shall have the full power, discretion and authority to interpret the Plans, to establish, amend, suspend and rescind any rules relating to the Plans, to add participants to Plans, and to make all other determinations that it deems necessary or advisable for the administration of the Plans. All such determinations shall be final, conclusive and binding on all persons (including the Company and participants of the Plans (the "Participants")) and for all purposes.

            c. The Board of Directors of the Company (the "Board") may amend the Plans to change the performance requirements and payment percentages under the Plans if it concludes that changes are warranted due to extraordinary events.

      2.    Eligibility

            To receive a bonus under the Plans, Participants must be employed by the Company at the time the bonus payments are distributed and the commencement of such employment must have occurred on or before October 1, 2007. Nothing in the Plans or in the payment of any bonus under the Plans shall interfere with or limit in any way the right of the Company or any of its subsidiaries or affiliates to terminate a Participant's employment at any time, nor confer upon any participant any right to continued employment with the Company or any of its subsidiaries or affiliates.

      3.    Performance Review Process

            a. At the completion of each fiscal year, the CEO and/or the CFO will report to the Committee on the Company's overall financial performance in comparison to the expectations set forth in the year's operating plan. Based on this report, the President and CEO will submit a formal written review of each Participant, other than the CEO, and a corresponding bonus payment recommendation to the Committee. The CEO will be reviewed, and his bonus payment approved by, the Committee and/or the Board.

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            b.    If the recommendations are approved by the Committee
                  and/or the Board, the bonus payments to be made under the Plans, if any, will be processed by the Company and Participants will be promptly informed of the amount of their bonus payment amounts and the date of payment.

      4.    Funding of the Plans

            A Participant's interest in any bonus under the Plans shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plans. The Plans shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor. Bonus payments under the Plans, if any, will be made out of the Company's earnings.

      5.    Payment Schedule

            Bonus payments under the Plan, if any, will be made on an annual basis following each fiscal year end after the Committee and/or the Board has determined whether and to what extent the bonus goals have been achieved. Bonus payments to eligible new employees will be pro-rated based on their date of hire.

      6.    Withholding for Taxes

            Notwithstanding any other provisions of the Plans, the Company shall have the authority to withhold from any bonus payment made by it under the Plans such amount or amounts as may be required for purposes of complying with any Federal, state and local tax or withholding requirements.

      7.    Application of Code Section 409A

            To the extent applicable, the Plans are intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plans is guaranteed and each Participant shall be responsible for any taxes imposed on him or her in connection with the Plans.

      8.    Non-Exclusivity of the Plans

            The Plans are not intended to and shall not preclude the Board or the Committee from adopting, continuing, amending or termination such additional compensation arrangement as it deems desirable for its employees, including its senior officers.